Exhibit 99.2

Primus Telecommunications Group, Incorporated

CHARTER OF THE NOMINATING AND GOVERNANCE COMMITTEE

OF

THE BOARD OF DIRECTORS

(Revised)

Adopted as of May 24, 2010

PURPOSE

The purpose of the Nominating and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Primus Telecommunications Group, Incorporated, a Delaware corporation (the “Company”), shall be to (i) identify, review and evaluate candidates to serve as Directors of the Company, (ii) serve as a focal point for communication between such candidates, non-Committee directors and the Company’s senior management, (iii) recommend such candidates to the Board, and (iv) make such other recommendations to the Board regarding affairs relating to the directors of the Company (excluding Director compensation which is the responsibility of the Compensation Committee) and to advise the Board with respect to Board composition, procedures and committees.

COMPOSITION

The Committee shall be comprised of two (2) or more members of the Board, as determined from time to time by the Board. Each member of the Committee shall be “independent” as defined by the rules of the Nasdaq Stock Market (or such securities exchange on which the Company’s securities are listed for trading).

The members of the Committee will be appointed by and serve at the discretion of the Board. The chairperson of the Committee shall be designated by the Board; provided, that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson. Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board.

OPERATING PRINCIPLES

In fulfilling its function and responsibilities, the Committee should give due consideration to the following principles:

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Committee Expectations and Information Needs – The Committee should communicate to the Chief Executive Officer or his designee the expectations of the Committee, and the nature, timing, and extent of any specific information or other supporting materials requested by the Committee for its meetings and deliberations.

•	Communication – Regular and meaningful contact throughout the year with the Chairman of the Board, the Chief Executive Officer or his designee, other committee chairpersons and independent professional advisors to the Board and its various committees, as applicable, to strengthen the Committee’s knowledge of relevant current and prospective issues for its meetings and deliberations.

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Resources – The Committee shall be authorized to access such internal and external resources as the Committee deems necessary or appropriate to fulfill its defined responsibilities. Expenditures for external resources that are expected to be material and outside the ordinary course of the Committee’s practices shall be recommended by the Committee for the approval of the full Board. The Committee shall have the authority to perform such other functions, and shall have such powers, as may be necessary or appropriate in the efficient and lawful discharge of its responsibilities hereunder.

•	Committee Meeting Attendees – The Committee shall be authorized to request members of senior management, outside counsel and other advisors to participate in Committee meetings.

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Reporting to the Board of Directors – The Committee, through the Committee chairperson, shall report all material activities of the Committee to the Board from time to time, or whenever so requested by the Board. The Committee shall report annually to the Board on the independence of Directors as determined by the Board from time to time.

FUNCTIONS AND AUTHORITY

The operation of the Committee will be subject to the Bylaws of the Company, as in effect from time to time, and Section 141 of the Delaware General Corporation Law, and such guidelines as may be adopted by the full Board and disclosed in the Company’s proxy statement for its most recent annual meeting, or as amended and disclosed in the Company’s periodic reports filed under the Securities Exchange Act of 1934. The Committee will have the full power and authority to carry out the following responsibilities:

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Director Nominations – The Committee has the primary responsibility for identifying, evaluating, reviewing and recommending qualified candidates to serve on the Board. The selection of nominees for Director to be presented to the stockholders for election or reelection, and the selection of new Directors to fill vacancies and newly created directorships on the Board, shall be made by the full Board following receipt of recommendations of the Committee. Among the qualifications considered in the selection of candidates, the Committee shall look at the following criteria: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and other relevant factors that the Committee considers appropriate in the context of the needs of the Board.

•	Board Committee Nominations – The committee, in consultation with the Chairman of the Board, and after considering the wishes of the individual Directors, will recommend to the entire Board annually the membership of each committee of the Board.

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Director Change of Position – The Committee is responsible for reviewing and making a recommendation to the Board regarding the continued service of a Director (i) based upon service to the Company during the Director’s term, attendance, participation, quality of performance and actual or potential conflicts of interest, and (ii) in the event an employee Director’s employment with the Company is terminated for any reason or a non-employee Director changes his/her primary job responsibility since the time such Director was most recently elected to the Board.

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Board Assessment – The Committee shall periodically review, discuss and assess the performance of the Board, including Board committees seeking appropriate input when necessary. The assessment includes evaluation of the Board’s contribution as a whole, specific areas in which the Board believes better contributions could be made, and overall Board composition and makeup, including the reelection of current Board members. The results of such reviews shall be provided to the Board for further discussion as appropriate.

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Committee Self Assessment – The Committee shall periodically review, discuss and assess its own performance as well as the Committee’s role and responsibilities, seeking input from the Chief Executive Officer or his designee, the full Board and others. Changes in the role and/or responsibilities of the Committee as outlined in this Charter, if any, shall be recommended to the full Board for their consideration.

MEETINGS

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but in any event the Committee shall hold at least one regular meeting per year. The Chairman of the Board and the Chief Executive Officer of the Company may attend any meeting of the Committee, except for portions of the meetings where his, her or their presence would be inappropriate, as determined by the Committee.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

MINUTES AND REPORTS

Minutes of each meeting will be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chairman of the Committee will report to the Board from time to time, or whenever so requested by the Board.

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While the members of the Committee have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of members of the Committee, except to the extent otherwise provided under applicable federal or state law.

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